Exhibit 10.4
Natural Gas Interstate Pipeline Transportation Agreement

Overview:  This Natural Gas Interstate Pipeline Transportation Agreement (“Agreement”), for the interstate transportation of natural gas on the Northern Natural Gas Pipeline System (NNG), is made and entered into by and between NorthWestern Services Group, Inc. (“NorthWestern”) and Great Plains Ethanol, LLC (“Customer”) this 2nd day of Sept., 2002.  This Agreement shall become effective on the date Customer begins commercial operations (“Plant Start-Up Date”), which is assumed to be March 2003.  Delivery of natural gas under this Agreement requires a new Town Border Station (TBS) and new pipeline facilities between NorthWestern and NNG.  The TBS and new pipeline facilities will be constructed by NorthWestern.  In addition, the new TBS and new pipeline facilities from the TBS to the Plant shall be owned and operated by NorthWestern.  Terms and conditions related to the service on the TBS and new pipeline facilities are part of the Natural Gas Distribution Delivery Agreement dated Sept. 2, 2002.

1.                                       Pipeline Transportation Services:

a)	NNG Firm Reservation:

NorthWestern shall provide 100% firm transportation capacity to Customer on NNG’s interstate pipeline system at 35% of NNG’s maximum TFX reservation rate applicable for the month.  Such rate is inclusive of all reservation charge surcharges imposed by NNG.  The above rate will be converted to a 100% load factor rate and charged on a volumetric basis.

b)	Delivery Quantities:

Maximum Daily Quantity*	8,400 MMBtu per day

Average Minimum Daily Quantity*	3,380 MMBtu per day

*NorthWestern and Customer agree that the above stated volumes are estimates.  Plant volumes may change from time to time and future expansion may occur prior to the end of this contract term.  NorthWestern will maintain a maximum firm capacity of 4,200 MMBtu per day available at the Great Plains Ethanol site for Customer’s use throughout the term of this Agreement.  Nonetheless, NorthWestern agrees to offer the same prices as stated herein, so long as additional significant NorthWestern capital improvements are not required to enable service under this Agreement.

c)	NNG Firm Commodity:	Per MMBtu equivalent charge in NNG’s tariff.

d)	Carlton Surcharge: Per MMBtu equivalent charge in NNG’s tariff.

e)	NNG Fuel Retention:	Gross-up for pipeline fuel based on the percentage for mainline fuel in NNG’s tariff.

f)	Receipt/Delivery Points:	Firm Primary Receipt points into NNG’s Market Area shall be Ventura or Welcome. The Primary Delivery Point shall be the new interconenct described in Section 1 between NorthWestern and NNG.

2.                                       Term:      This contract shall be in effect from the start-up date until 10/31/03.  After the term of this agreement, if NorthWestern obtains discounted rates for future firm service from NNG into Northern’s Zone ABC, NorthWestern agrees to provide like discounted firm service to this facility.

3.                                       Billing and Payment:    NorthWestern shall use reasonable efforts to render invoices on or before the 10th day of each month for all gas delivery commodity and monthly customer charges applicable to gas deliveries to the Customer in the preceding month.  Customer shall pay NorthWestern on or before the 25th day of each month for all charges reflected on the invoice rendered by NorthWestern in the current month.

Great Plains Ethanol, LLC	NorthWestern Energy, a division of
NorthWestern Services Group, Inc.

By	/s/ Darin Ihnen	By	/s/ Curt Pohl

Title	President	Title	VP Operations